EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Schedule 13D (including amendments thereto) with respect to the common stock of Venture Catalyst Incorporated and further agree that this Joint Filing Agreement be included as an exhibit to such joint filing.

Dated:  August 31, 2006

INTERNATIONAL GAME TECHNOLOGY

By:	/s/ David D. Johnson
Name: David D. Johnson
Title: Executive Vice President,
General Counsel and Secretary

IGT

By:	/s/ David D. Johnson
Name: David D. Johnson
Title: Executive Vice President,
General Counsel and Secretary